UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Cyxtera Technologies, Inc.
(f/k/a Starboard Value Acquisition Corp.)
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

23284C102
 (CUSIP NUMBER)

Jeffrey C. Smith
Starboard Value LP
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977

COPIES TO:
Jason Daniel
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
(214) 969-4209
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 27, 2023
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box   ◻.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,602,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,602,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,602,587
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.5%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,054,489
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,054,489
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,054,489
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.1%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,221,537
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,221,537
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,221,537
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,221,537
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,221,537
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,221,537
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,160,345
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,160,345
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,160,345
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.2%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 938,808
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 938,808
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 938,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 938,808
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 938,808
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 938,808
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard X Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,650,431
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,650,431
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,650,431
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,767,571
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 20,767,571
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Jeffrey C. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,273
	8	SHARED VOTING POWER 20,767,571
	9	SOLE DISPOSITIVE POWER 3,273
	10	SHARED DISPOSITIVE POWER 20,767,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,770,844
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Peter A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,767,571
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,767,571
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,767,571
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 11.6%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Sponsor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,262,341
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,262,341
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,262,341
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 11,262,341
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 11,262,341
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,262,341
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 6.3%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Martin D. McNulty, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 505,150
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 505,150
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 505,150
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* IN

The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (“Amendment No. 5”).  This Amendment No. 5 amends the Schedule 13D as specifically set forth herein.

Item 4.        Purpose of Transaction.

Item 4 is hereby amended to add the following:

On March 27, 2023, Jeff Smith resigned from the board of directors of the Issuer (the “Board”) and representatives of Starboard Value LP ceased serving as observers on the Board.

Item 5.        Interest in Securities of the Issuer.

Item 5(a)-(c) is hereby amended and restated to read as follows:

The information in Item 4 is incorporated herein by reference.

(a) and (b) Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference. The below information is based on the number of Shares reported as issued and outstanding as of March 13, 2023 in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2023.

As described in Item 4, the Reporting Persons may be deemed the beneficial owner of the following as of 4 pm EDT on March 29, 2023:

A.	Starboard V&O Fund

	(a)	Starboard V&O Fund beneficially owned 11,602,587 Shares.

Percentage: 6.5%

(b)
1. Sole power to vote or direct vote: 11,602,587
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,602,587
4. Shared power to dispose or direct the disposition: 0

B.	Starboard S LLC

	(a)	Starboard S LLC beneficially owned 2,054,489 Shares.

Percentage: 1.1%

(b)
1. Sole power to vote or direct vote: 2,054,489
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,054,489
4. Shared power to dispose or direct the disposition: 0

C.	Starboard C LP

	(a)	Starboard C LP beneficially owned 1,221,537 Shares.

Percentage: Less than 1%

(b)
1. Sole power to vote or direct vote: 1,221,537
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,221,537
4. Shared power to dispose or direct the disposition: 0

D.	Starboard L Master

	(a)	Starboard L Master beneficially owned 938,808 Shares.

Percentage: Less than 1%

(b)
1. Sole power to vote or direct vote: 938,808
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 938,808
4. Shared power to dispose or direct the disposition: 0

E.	Starboard L LP

	(a)	Starboard L LP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 938,808 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)
1. Sole power to vote or direct vote: 938,808
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 938,808
4. Shared power to dispose or direct the disposition: 0

F.	Starboard R LP

	(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 1,221,537 Shares beneficially owned by Starboard C LP.

Percentage: Less than 1%

(b)
1. Sole power to vote or direct vote: 1,221,537
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,221,537
4. Shared power to dispose or direct the disposition: 0

G.	Starboard R GP

(a)
Starboard R GP, as the general partner of Starboard R LP and Starboard L LP, may be deemed the beneficial owner of the (i) 1,221,537 Shares owned by Starboard C LP and (ii) 938,808 Shares owned by Starboard L Master.

Percentage: 1.2%

(b)
1. Sole power to vote or direct vote: 2,160,345
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,160,345
4. Shared power to dispose or direct the disposition: 0

H.	Starboard X Master

	(a)	Starboard X Master beneficially owned 1,650,431 Shares.

Percentage: Less than 1%

(b)
1. Sole power to vote or direct vote: 1,650,431
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,650,431
4. Shared power to dispose or direct the disposition: 0

I.	Starboard Value LP

(a)
Starboard Value LP may be deemed the beneficial owner of 20,767,571 Shares. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 20,767,571
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 20,767,571
4. Shared power to dispose or direct the disposition: 0

J.	Starboard Value GP

(a)
Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of 20,767,571 Shares, comprised of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 20,767,571
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 20,767,571
4. Shared power to dispose or direct the disposition: 0

K.	Principal Co

(a)
Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of 22,130,128 Shares, comprised of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 20,767,571
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 20,767,571
4. Shared power to dispose or direct the disposition: 0

L.	Principal GP

(a)
Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner 20,767,571 Shares, comprised of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 20,767,571
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 20,767,571
4. Shared power to dispose or direct the disposition: 0

M.	Mr. Smith

(a)
Mr. Smith may be deemed the beneficial owner of 20,770,844 Shares. Mr. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.  In addition, Mr. Smith holds 3,273 shares received as settlement of restricted stock units due to his former service as a member of the Board.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 3,273
2. Shared power to vote or direct vote: 20,767,571
3. Sole power to dispose or direct the disposition: 3,273
4. Shared power to dispose or direct the disposition: 20,767,571

N.	Mr. Feld

(a)
Mr. Feld may be deemed the beneficial owner of 20,767,571 Shares. Mr. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 11,602,587 Shares beneficially owned by Starboard V&O Fund, (ii) 2,054,489 Shares beneficially owned by Starboard S LLC, (iii) 1,221,537 Shares beneficially owned by Starboard C LP, (iv) 938,808 Shares owned by Starboard L Master, (v) 1,650,431 Shares owned by Starboard X Master and (vi) 3,299,719 Shares, through the Starboard Value LP Account.

Percentage: 11.6%

(b)
1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 20,767,571
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 20,767,571

O.	SVAC Sponsor LLC

	(a)	SVAC Sponsor LLC beneficially owned 11,262,341 Shares.

Percentage: 6.3%

(b)
1. Sole power to vote or direct vote: 11,262,341
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,262,341
4. Shared power to dispose or direct the disposition: 0

Pursuant to the Stockholder’s Agreement, the Sponsor, the BC Stockholder and the Medina Stockholder may be deemed to be a group.  Based on publicly available information, if the Investor Parties were a group, such group would be deemed to own 102,503,105, or 57.0%.

P.	SVAC Manager LLC

	(a)	SVAC Manager LLC, as the manager of the Sponsor, may be deemed the beneficial owner of the 11,262,341 Shares owned by the Sponsor.

Percentage: 6.3%

(b)
1. Sole power to vote or direct vote: 11,262,341
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,262,341
4. Shared power to dispose or direct the disposition: 0

Q.	Mr. McNulty

	(a)	Mr. McNulty is the beneficial owner of 505,150.
Percentage: 0.3%

(b)
1. Sole power to vote or direct vote: 505,150
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 505,150
4. Shared power to dispose or direct the disposition: 0

The Reporting Persons may be deemed to be a group.  If the Reporting Persons were a group, such group would beneficially own 32,538,335 Shares, or 18.1%.

If all of the Reporting Persons were deemed to be a group with the Investor Parties, such group would, based on publicly available information, be deemed to own 123,779,099, or 68.9%.

(c)	Not applicable

(d)	None.

(e)	Not applicable.

Item 6.         Contracts, Arrangements, Understanding or Relationships with Respect to the Securities of the Issuer.

Item 6 is hereby amended to add the following

Due to Mr. Smith’s resignation from the Board, the unvested restricted stock units held by Mr. Smith expired without value.

Signatures

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 29, 2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,
its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP,
its general partner

STARBOARD P FUND LP
By: Starboard Value P GP LLC,
its general partner

STARBOARD VALUE P GP LLC
By: Starboard Value R LP,
its member

STARBOARD VALUE L LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD X MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

SVAC SPONSOR LLC

SVAC MANAGER LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory
/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld and Martin D. McNulty, Jr.